Exhibit 10.18

July 23 1999

Philip G. Husby
43 Crane Road
Scarsdale, New York 10583

Dear Philip:

    Iomega is please to confirm your offer of employment as Senior Vice President and Chief Financial Officer, reporting to Jodie K. Glore at our Corporate Headquarters in Roy, Utah. The annual compensation will be $315,000 paid on a bi-weekly basis. We would like your employment to begin as soon as possible.

    Your compensation package also includes:

  •
  Participation in the Iomega Incentive Bonus Program with an annual incentive target payment equal to $150,000 (minus applicable withholding taxes). The 1999 Bonus will be guaranteed at target, pro-rated from start of employment.

  •
  A benefits package encompassing hospitalization, major medical and dental coverage, 401(k) retirement plan, vacation and holidays, and education assistance, subject to the terms and conditions of these plans.

  •
  A comprehensive Relocation Package (attached).

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  Pending board approval, an option to purchase 75.000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the day that you begin work. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  Eligible to participate in the Executive Life Insurance Program at two times the annual base salary, subject to medical underwriting.

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  Eligible to participate in the Executive Long-Term Disability Program.

  •
  Eligible to participate in the Executive Tax Planning Services provided by Price Waterhouse LLP.

    The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature on an agreement regarding confidentiality, non-solicitation and non-competition, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes and at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

    Additionally, it Iomega's policy that all employees successfully pass a drug screen at an Iomega approved facility prior to beginning employment. The actual test date is at Iomega's discretion. This offer of employment is also contingent upon satisfactory background checks, which are currently pending.

    We are looking forward to your joining Iomega. Please fax a copy of the signed offer letter (indicating the date that you will begin work) and relocation agreement to Kevin O'Connor at (801) 332-3439. In the meantime, if you have any questions, please contact me at (801) 332-4748.

Sincerely,

Jodie K. Glore
President and CEO
Iomega Corporation

/s/ Philip G. Husby Signed and Accepted	7/25/99 Date	8-2-99 Start Date

KMO/AD
Enclosures
Offer Expires: Friday, July 30, 1999.